                                                                     EXHIBIT 4.3


                              SCHULLER CORPORATION

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               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

                                   AS AMENDED

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                              SCHULLER CORPORATION

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               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

                                   AS AMENDED

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
                                                                                                      Page
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
1.       Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

2.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

3.       Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

4.       Shares Available Under the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

5.       Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

6.       Crediting to Amounts to Retirement Account in Settlement of Rights
         Under Retirement Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

7.       Crediting of Annual Amounts to Retirement Account  . . . . . . . . . . . . . . . . . . . .      6

8.       Elective Deferral of Director Compensation . . . . . . . . . . . . . . . . . . . . . . . .      7

9.       Certain Other Terms of Deferral Accounts . . . . . . . . . . . . . . . . . . . . . . . . .      8

10.      Settlement of Deferral Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

11.      Amendment/Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

12.      General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

                              SCHULLER CORPORATION

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               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

                                   AS AMENDED

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         1.      PURPOSE.  The purpose of this Non-Employee Directors' Deferred
Compensation Plan (the "Plan") is to attract and retain highly qualified persons to serve as non-employee directors of Schuller Corporation (the "Company") by providing appropriate kinds and amounts of compensation to each such director. The Plan is designed to achieve this purpose by providing to each such director (i) an opportunity to elect deferred and alternative forms of compensation in lieu of cash fees for service as a director, including Deferred Shares (as defined below) and other deferred investment alternatives,
(ii) crediting of an amount of deferred compensation in exchange for the director's rights to benefits under the Company's retirement program for non-employee directors, in the form of Deferred Shares for directors other than Trustee-Directors (as defined below) and other deferral investment alternatives for Trustee-Directors, and (iii) an additional annual crediting of $12,500, subject to mandatory deferral under the Plan, in partial compensation for continuing service as a director.

         2. DEFINITIONS. In addition to the terms defined in Section 1 above, the following terms used in the Plan shall have the meanings set forth below:

                 (a) "Administrator" shall mean the Administrative Committee specified in Section 3(b) to whom the Board has delegated the authority to take action under the Plan.

                 (b) "Beneficiary" shall mean any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan in the event of the Participant's death. If no Beneficiary has been designated who survives the Participant's death, then Beneficiary means any person(s) entitled by will or, in the absence thereof, the laws of descent and distribution to receive such benefits.

                 (c) "Board" shall mean the Board of Directors of the Company.

                 (d) "Change in Control" shall have the meaning given to such term in the Schuller Corporation 1996 Executive Incentive Compensation Plan; provided, however, that no event solely within the control of a Participant shall be deemed a Change in Control with respect to that Participant.

                 (e) "Code" shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

                 (f) "Deferral Account" shall mean the account established and maintained by the Company for Deferred Shares and other deferral investments credited under the Plan. A Deferral Account shall include one or more subaccounts, including a Retirement Account and an Elective Account established under Section 9(a). The Deferral Account and subaccounts, and Deferred Shares, deferred cash, and other amounts credited thereto, will be maintained solely as bookkeeping entries by the Company and its agents, to evidence unfunded obligations of the Company.

                 (g) "Deferred Share" shall mean a credit to a Participant's Retirement or Elective Account, which represents the right to receive one share of Stock upon settlement of such Account, together with dividend equivalents and other rights under the Plan.

                 (h) "Director Compensation" shall mean retainer fees payable to a director in cash for agreeing to serve and serving on the Board, retainer fees for agreeing to serve and serving as Chairman or a member of any Board committee, and, for fees payable on and after February 7, 1997, fees for attending Board and committee meetings and other fees for service on the Board and Board committees. Reimbursements for expenses do not constitute Director Compensation.

                 (i) "Disability" shall mean a Participant's termination of service as a director of the Company or any subsidiary due to a physical or mental incapacity of long duration which renders the Participant unable to perform the duties of a director of the Company.

                 (j) "Effective Date" shall mean July 31, 1996], the date the Retirement Plan became effective.

                 (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

                 (l) "Fair Market Value" of Stock as of any given date shall mean the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on such date or, if there is no sale on that date, then on the last previous day on which a sale was reported.

                 (m) "Participant" shall mean any person who has amounts credited to his or her Deferral Account under the Plan.




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
                 (n) "Plan Year" shall mean a calendar year except, with respect to a Participant who is newly elected or appointed to the Board of Directors prior to December 17 of a calendar year, the Plan Year shall mean the period commencing at the earlier of the filing of the director's election to participate in the Plan or 14 days after his or her election or appointment as a director and continuing until the end of the calendar year.

                 (o) "Retirement" shall mean a Participant's termination or retirement from service as a Director at or after age 70.

                 (p) "Retirement Plan" shall mean the Company's retirement program for non-employee directors, as in effect immediately prior to February 7, 1997.

                 (q) "Stock" shall mean Schuller Corporation Common Stock, $0.01 par value, or any other equity securities of the Company designated by the Board.

                 (r) "Trust" shall mean any trust or trusts established by the Company as part of the Plan, subject to Sections 9(f) and 12(d).

                 (s) "Trustee-Director" shall mean a director of the Company who is a trustee of the Manville Personal Injury Settlement Trust.

                 (t) "Valuation Date" shall mean the close of business on the last business day of each calendar quarter; provided, however, that in the case of termination of service as a director for reasons other than Retirement, death, or Disability, the Valuation Date shall mean the close of business on the last business day of the month in which such service terminates, and, in the case of a Change in Control of the Company, the Valuation Date shall be the date of such Change in Control.

         3.      ADMINISTRATION.

                 (a) Authority. Both the Board and the Administrator (subject to the ability of the Board to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend, and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Board or the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Board. The Board and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan. Any action by the Board relating to the Plan shall be taken only if, in addition to any other required vote, such action is approved by the affirmative vote of a majority of the directors who are not then participating or eligible to participate in the Plan.

                 (b) Administrator. The Administrator shall be the Committee on Board Organization and Operation, or such other committee as may be designated by the Board; provided, however, that any committee serving as Administrator shall consist of such number of members as shall be determined by the Board, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the Board. Any member of such committee may resign at any time. No member of such committee shall be entitled to act on or decide any matter relating solely to his or her rights or benefits under the Plan. The members of committee acting as Administrator shall not receive any special compensation for serving as members but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrator or any member of the committee serving as Administrator in any jurisdiction.

                 (c) Limitation of Liability. Each member of the Board and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Board or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.

         4. SHARES AVAILABLE UNDER THE PLAN. The total number of shares of Stock reserved and available for delivery under the Plan is 125,000, subject to adjustment as provided in Section 12(b). Shares that may be delivered under the Plan shall be treasury shares or shares acquired in the market for the account of the Participant; previously unissued shares may not be issued or delivered under the Plan. The Company will use its best efforts to ensure that, at any time shares are deliverable by the Company under the Plan, the Company has a sufficient number of treasury shares available for such delivery.

         5. ELIGIBILITY. Each director of the Company who is not an employee of the Company or any subsidiary is eligible to become a Participant in the Plan, subject to the terms hereof. No person other than those specified in this Section 5 will be eligible to participate in the Plan. The Administrator will notify each person of his or her eligibility to participate in the Plan not later than 15 days (or such lesser period as may be practicable in the circumstances) prior to any deadline for filing an election form.

         6. CREDITING OF AMOUNTS TO RETIREMENT ACCOUNT IN SETTLEMENT OF RIGHTS UNDER RETIREMENT PLAN. Each director of the Company who is named on Exhibit A shall be credited, in accordance with Section 6(a) or 6(b), with the amount set forth opposite his or her name under the column "Present Value of Accrued Benefits" in exchange for his or her surrender of all rights to retirement benefits under the Retirement Plan. A director who agrees to surrender all rights to benefits under the Retirement Plan in the exchange provided for under this Section 6 must execute and deliver to the Company an agreement, on or before February 28, 1997, in such form as may be specified by the Administrator, agreeing to the irrevocable surrender of rights under the Retirement Plan. A director may not elect to receive an immediate distribution of cash or any other property from the Retirement Plan, and no amounts will be further accrued under the Retirement Plan on and after February 7, 1997.

                 (a) Crediting of Deferred Shares To Accounts of Non-Trustee-Directors. At the close of business on February 7, 1997, each director who is not a Trustee-Director who has agreed to the exchange provided for under this Section 6 shall have credited to his or her Retirement Account a number of Deferred Shares equal to (i) the applicable amount set forth on Exhibit A divided by (ii) the Fair Market Value of a share of Stock at that date. Such amounts credited as Deferred Shares may not be reallocated to other deferral investment alternatives, as provided in Section 9(c).

                 (b) Crediting of Deferral Amounts to Accounts of Trustee-Directors. At the close of business on February 7, 1997, each Trustee-Director who has agreed to the exchange provided for under this Section 6 shall have credited to his or her Retirement Account the applicable cash amount set forth on Exhibit A. Except as provided in Section 9(c), such amount initially shall be deemed invested in such deferral investment alternative, other than as Deferred Shares, as may be provided under the Plan and elected by the Participant, in accordance with Section 9(a) or, if no other alternative is then available under the Plan or has been elected by the Participant, the amount initially shall be deemed invested in a hypothetical investment that provides a return equivalent to that of a money market or other fund specified by the Administrator. Such amounts credited to a Trustee-Director's Retirement Account are subject to mandatory reallocation as Deferred Shares in certain circumstances, in accordance with Section 9(c).

                 (c) Other Terms of Settlement of Rights Under Retirement Plan. Upon the crediting of such Deferred Shares or cash amounts to a director's Retirement Account, the director shall have no further rights under the Retirement Plan.

         7. CREDITING OF ANNUAL AMOUNTS TO RETIREMENT ACCOUNT. Each director of the Company who is eligible under the Plan shall have credited to his or her Retirement Account $12,500 each year, subject to mandatory deferral under the Plan and the limitations set forth in this Section 7 and Section 9(e). Commencing on April 1, 1997 with respect to the second quarter of 1997, $3,125 shall be credited quarterly, on the date on which quarterly payments of the annual retainer are made, to the Retirement Account of each director who is then eligible to participate in the Plan (or, if annual retainer is paid on a basis other than quarterly, at the times and in the same proportions as the annual retainer is paid). At the close of business on the date any amount is credited under this Section 7:

                 (i) In the case of a director who is not a Trustee-Director and any Trustee-Director who is then permitted to have amounts deemed invested in Deferred Shares, the amount so credited that day shall be deemed invested in Deferred Shares by dividing such amount by the Fair Market Value of a share of Stock at that date; and (ii) In the case of a director who is a Trustee-Director who is not then permitted to have amounts deemed invested in Deferred Shares, the amount so credited that day initially shall be deemed invested in such deferral investment alternative, other than Deferred Shares, as may be provided under the Plan and elected by the Participant in accordance with Section 9(a) or, if no other alternative is then available under the Plan or has been elected by the Participant, the amount initially shall be deemed invested in a hypothetical investment that provides a return equivalent to that of the money market or other fund specified by the Administrator.

Amounts previously credited to a Trustee-Director's Retirement Account are subject to mandatory reallocation as Deferred Shares in certain circumstances, in accordance with Section 9(c).

         8. ELECTIVE DEFERRAL OF DIRECTOR COMPENSATION. Each director of the Company, including both Trustee-Directors and other directors, who is eligible under Section 5 may defer receipt of Director Compensation pursuant to his or her election, in accordance with this Section 8.

                 (a) Elections. A director shall elect to participate and the terms of such participation by filing an election with the Company prior to the beginning of a Plan Year or at such other time as may be specified by the Administrator as may ensure effective deferral of taxation and otherwise comply with applicable laws; provided, however, that a director may file an election with respect to services performed in the period from April 1, 1997 through December 31, 1997 at any time prior to February 28, 1997.

                          (i)     Effect and Irrevocability of Elections.
Elections shall be deemed continuing, and therefore applicable to Plan Years after the initial Plan Year covered by the election, until the election is modified or revoked by the Participant. Elections other than those subject to
Section 9(d) shall become irrevocable at the commencement of the Plan Year to which an election relates, unless the Administrator specifies a different time. Elections relating to the time of settlement of a Deferral Account shall become irrevocable at the time and to the extent specified in Section 9(d). Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable. The latest election filed with the Administrator shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election. The Company will notify eligible directors of any date prior to the commencement of a Plan Year by which directors must make elections or upon which elections will become irrevocable.

                          (ii)    Matters To Be Elected.  A Director's election
must specify the amount or percentage of Director Compensation to be deferred and credited to the Elective Account, the allocation of such amounts to the deferred investment alternatives available under the Plan, and the matters relating to settlement of the Elective Account specified in Section 9(d). If a director has elected to defer less than 100% of his or her Director Compensation under the Plan, the balance not deferred hereunder will be paid in accordance with the Company's regular non-employee director compensation policies.

                          (iii)   Time of Filing Elections.  An election must
be received by the Administrator prior to the date specified by the Administrator. Under no circumstances may a Participant defer compensation to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

                 (b) Deferral Investment Alternatives. Amounts payable as Director Compensation shall be credited to a Participant's Elective Deferral account at the date such Director Compensation would otherwise be paid. Such amounts initially shall be deemed invested in the deferral investment alternative, which may include Deferred Shares (except for Trustee-Directors who are not permitted to have deferred amounts be deemed to be invested in Deferred Shares), as may be provided under the Plan and elected by the Participant or, if no alternative has been elected by the Participant, such amounts initially shall be deemed invested in a hypothetical investment that provides a return equivalent to that of the money market or other fund specified by the Administrator. The manner of crediting Deferred Shares or cash to an Elective Account shall be consistent with the manner of crediting amounts under Section 7. Subsequent reallocations of amounts credited to a Participant's Elective Account, if permitted, shall be subject Section 9(c).

                 (c) Cessation of Service as a Director. Elective Deferrals shall be subject to the limitation set forth in Section 9(e). In addition, if any Director Compensation otherwise subject to an election would be paid to a Participant after he or she has ceased to serve as a director, such payment shall not be subject to deferral under this Section 8, but shall instead be paid in accordance with the Company's regular non-employee director compensation policies.

         9.      CERTAIN OTHER TERMS OF DEFERRAL ACCOUNTS.

                 (a) Establishment of Deferral Accounts; Investment Alternatives. A Deferral Account, including a Retirement Account and Elective Account (if applicable), will be established for each Participant, subject to such terms as shall be determined by the Administrator. The Administrator shall from time to time specify the deferral investment alternatives that shall be available under the Plan, provided that Deferred Shares at all times shall be available as one such alternative. The Administrator may change or discontinue any deferral investment alternative available under the Plan in its discretion; provided, however, that, subject to the authority of the Administrator to disregard the directions of any Participant, each affected Participant shall be given the opportunity, without limiting or otherwise impairing any other right of such Participant regarding changes in investment directions, to redirect the allocation of his or her Deferral Account deemed invested in a discontinued deferral investment alternative among the other investment alternatives, including any replacement investment alternative. Subject to Section 9(b) (in the case of Deferred Shares), any deemed income and appreciation and depreciation in value of an investment alternative shall be credited and debited to a Participant's Deferral Account or otherwise reflected from time to time.

                 (b) Dividend Equivalents on Deferred Shares. Dividend equivalents will be credited on Deferred Shares credited to a Participant's Retirement or Elective Account, as follows:

                          (i)     Cash and Non-Share Dividends.  If the Company
declares and pays a dividend on Stock in the form of cash or property other than shares of Stock, then a number of additional Deferred Shares shall be credited to a Participant's Retirement and Elective Accounts as of the payment date for such dividend equal to (i) the number of Deferred Shares credited to the respective Account as of the record date for such dividend, multiplied by
(ii) the amount of cash plus the Fair Market Value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (iii) the Fair Market Value of a share of Stock at such payment date.

                          (ii)    Share Dividends and Splits.  If the Company
declares and pays a dividend on Stock in the form of additional shares of Stock, or there occurs a forward split of Stock, then a number of additional Deferred Shares shall be credited to the Participant's Retirement and Elective Accounts as of the payment date for such dividend or forward Stock split equal to (i) the number of Deferred Shares credited the respective Account as of the record date for such dividend or split multiplied by (ii) the number of additional Shares actually paid as a dividend or issued in such split in respect of each Share.

                 (c) Limitation on Reallocation of Deferred Shares; Reallocation of Investment Alternatives Other than Deferred Shares; Mandatory Reallocation. Amounts credited as Deferred Shares may not be reallocated by a Participant to another deferral investment alternative. Amounts credited to any deferral investment alternative other than Deferred Shares may be reallocated to another investment alternative other than Deferred Shares subject to such terms and conditions as may be specified by the Administrator. The foregoing notwithstanding, if at any time it becomes permissible for a Trustee-Director who is still serving as a director to have amounts deemed invested in Deferred Shares, all amounts then credited to such Trustee-Director's Retirement Account (but not his or her Elective Account) shall be reallocated, as promptly as practicable, into Deferred Shares.

                 (d) Elections as to Settlement. Each Participant, while still a director of the Company, shall file an election with the Administrator specifying the time or times at which the Participant's Deferral Account will be settled, and whether such settlement will be in a single lump sum distribution or in a number of annual installments not exceeding ten; provided, however, that, if no valid election has been filed as to the time of settlement of a Participant's Deferral Account or any portion thereof, such Deferral Account or portion thereof shall be distributed in a single lump sum on the first business day of the year following the year in which the Participant ceases to serve as a director. A director may elect settlement of his or her Retirement Account in or commencing in a specified year following termination of service as a director of the Company, and may elect settlement of his or her Elective Account in or commencing in a specified year that is after the year in which the election is filed; provided, however, that, unless otherwise determined by the Committee, settlement distributions made in accordance with an election shall be made on the first business day of a year, shall be made as a lump sum not later than the fifth year following the year in which the Participant ceases to serve as a director, and shall commence in the case of installments, not later than the first business day of the first year following the year in which the Participant ceases to serve as a director.

                          (i)     An election as to the time or times at which
a Deferral Account will be settled may relate to a specified sub-account (i.e., the Retirement Account or the Elective Account) or a specified Plan Year. If an election relates to a specified Plan Year, such election shall apply to the amounts originally credited to the specified subaccount in respect of such Plan Year and to any additional amounts credited as dividend equivalents or other income in respect of such originally credited amounts and previously credited additional amounts.

                          (ii)    A Participant may modify a prior election as
to the time at which a Participant's Deferral Account (including a specified subaccount) will be settled at any time prior to the time the Participant ceases to serve as a director of the Company, except that such modification may only extend the date of settlement to a date later than the previously elected settlement date. Such modification shall be made by filing a new election with the Administrator. The foregoing notwithstanding, the Administrator may disapprove or limit elections under this Section 9(d) in order to ensure that the Participant will not be deemed to have constructively received compensation in respect of the Participant's Deferral Account prior to settlement.

                 (e) Forfeitures and Non-Forfeitable Rights. If any amount is credited to a Participant's account pursuant to Section 7 or 8 for services to be performed in a period following the date of such crediting, upon cessation of service as a director during such period for any reason other than death or disability an amount shall be forfeited by the Participant determined by multiplying the amount so credit, adjusted to reflect any earnings or appreciation or depreciation of value from the time of crediting to the date of such cessation of service, by a fraction the numerator of which is the number of days remaining in the period after the date of such cessation of service and the denominator of which is the total number of days in such period. Except for the forfeiture provided for in this Section 9(e), the right and interest of each Participant relating to his or her Deferral Account, including both the Retirement Account and the Elective Account, shall at all times be non-forfeitable.

                 (f) Trusts. The Administrator may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash, Stock, or other property not exceeding the amount of the Company's anticipated obligations with respect to a Participant's Deferral Account established under this Section 9. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such Deferral Account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such Trusts. Other provisions of this Section 9 notwithstanding, the timing of allocations and reallocations of assets in such a Deferral Account, and the investment vehicles available with respect to such Deferral Account, may be varied to reflect the timing of actual investments of the assets of such Trust and the actual investments available to such Trust.

                 (g) Elections and Election Forms. Elections under the Plan shall be made in writing on such form or forms as may be specified from time to time by the Administrator. Unless otherwise specified by the Committee, a director's elections under Section 8(a) and 9(d) shall govern participation, including Elective Deferrals and settlements, in years subsequent to the first year covered by the election; such an election shall become irrevocable for each such subsequent year at the time new elections are due for such subsequent year, except to the extent theretofore revoked or modified by a new election filed by the director.

                 (h) Agreements and Statements. The Administrator may specify the form of any agreement to evidence rights and obligations under the Plan. The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant's Deferral Account, transactions therein, and other related information not less frequently than once each calendar year.

                 (i) Fractional Shares. The amount of Deferred Shares credited to a Retirement or Elective Account shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Administrator.

         10. SETTLEMENT OF DEFERRAL ACCOUNTS. The Company will settle a Participant's Deferral Account by making one or more distributions to the Participant (or his or her Beneficiary, following Participant's death) at the time or times, in a lump sum or installments, as specified in accordance with
Section 9(d); provided, however, that a Deferral Account shall be settled on an accelerated basis in accordance with Sections 10(b), (c), and (d).

                 (a) Form of Distribution. Distributions in respect of a Participant's Retirement or Elective Account shall be made in shares of Stock, together with cash in lieu of any fractional share remaining at a time that less than one whole Deferred Share is credited to such Deferred Share Account. Shares may be delivered in certificate form to a Participant (or his or her Beneficiary) or to a nominee for the account of the Participant (or his or her Beneficiary), or in such other manner as the Administrator may determine. Distributions in respect of deferral investment alternatives other than Deferred Shares may be made in cash or property of the type to which the investment alternative related, as determined by the Administrator.

                 (b) Death or Disability. If a Participant ceases to serve as a director due to death or dies prior to distribution of all amounts from his or her Deferral Account, the Company shall make a single lump-sum distribution to the Participant's Beneficiary. Any such distribution shall be made as soon as practicable following notification to the Company of the Participant's death. If a Participant ceases to serve as a director due to Disability, the Company shall make a single lump-sum distribution to the Participant on the first business day of the year following the year in which the Participant ceases to serve as a director, unless otherwise determined by the Administrator.

                 (c) Financial Emergency and Other Payments. Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board or Administrator determines that the Participant has a financial emergency of such a substantial nature and beyond the Participant's control that payment of amounts previously deferred under the Plan is warranted, the Board or Administrator may direct the payment to the Participant of all or a portion of the balance of a Deferral Account and the time and manner of such payment.

                 (d) Change in Control. In the event of a Change in Control, payments in full settlement of each Deferral Account (including a Deferral Account with respect to which one or more installment payments have previously been made) shall be made within fifteen (15) business days following such Change in Control. For this purpose, Deferred Shares shall be valued at the date of the Change in Control and settled in cash (except Deferred Shares shall be settled in shares if cash settlement would adversely affect the availability of "pooling" accounting for a transaction then pending and approved by the Board of Directors of the Company). Other deferral investment alternatives shall be valued at the Valuation Date. The foregoing notwithstanding, a Participant may waive the accelerated settlement of all or a specified part of his Deferral Account provided under this Section 10(d) by filing a notice of such waiver with the Company prior to the earlier of the occurrence of a Change in Control or the elimination of all material conditions to a Change in Control (excluding conditions solely within the Participant's control) such that a Change in Control is substantially certain to occur. Such a waiver may specify that, in the event of a Change in Control, in lieu of accelerated settlement, all or a specified part of the Participant's Deferral Account shall be distributed in a lump sum, or in two to five installments beginning, on the first business day of January of the year following the year of the Change in Control, or distributed in accordance with such other election as the Participant has previously filed and otherwise in accordance with the Plan.

         11. AMENDMENT/TERMINATION. The Board may, with prospective or retroactive effect, amend, alter, suspend, discontinue, or terminate the Plan at any time without the consent of Participants, stockholders, or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant's Deferral Account. Notwithstanding the foregoing, the Board may, in its sole discretion, terminate the Plan (in whole or in part) and distribute to Participants (in whole or in part) the amounts credited to their Deferral Accounts.

         12.     GENERAL PROVISIONS.

                 (a) Limits on Transferability. Deferred Shares and all other rights under the Plan shall not be transferable by a Participant except by will or the laws of descent and distribution, or to a Beneficiary in the event of a Participant's death, and will not otherwise be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void. The Company may rely upon the Beneficiary designation last filed in accordance with this
Section 12(a).

                 (b) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Administrator or the Board to be appropriate in order to prevent dilution or enlargement of a Participant's rights under the Plan, then the Administrator or the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for delivery under the Plan, and (ii) the number and kind of shares of Stock to be issued upon settlement of outstanding Deferred Shares under Section 9.

                 (c) Receipt and Release. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation deferred and relating to the Deferral Account to which the payments relate against the Company, the Board, or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect. In the case of any payment under the Plan of less than all amounts then credited to a Deferral Account in the form of Deferred Shares, the amounts paid shall be deemed to relate to the Deferred Shares credited to the Account at the earliest time.

                 (d) Unfunded Status of Plan; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder. With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that, if any Trust is authorized or other arrangements made to meet the Company's obligations under the Plan, such Trust or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Board or Administrator otherwise determines with the consent of each affected Participant.

                 (e) Compliance. The Company shall not be obligated to settle any Deferral Account of a Participant (in any form) until all legal and contractual obligations of the Company relating to establishment of the Plan and such settlement shall have been complied with in full. In addition, the Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Certificate of Incorporation or Bylaws, or any other law, regulation, or binding contract to which the Company is a party.

                 (f) Other Participant Rights. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the crediting of Deferred Shares or other amounts to a Deferral Account, or the creation of any Trust and deposit of Stock therein, except at such time as Stock may be actually delivered in settlement of a Deferral Account or as may be explicitly authorized under the terms of such Trust. No provision of the Plan, and document relating to the Plan, or any transaction hereunder shall confer upon any Participant any right to continue to serve as a director of the Company or in any other capacity with the Company or a subsidiary or be nominated for reelection as a director, or to interfere in any way with the right of the Company to increase or decrease the amount of any compensation payable to directors generally or such Participant. Subject to the limitations set forth in Section 12(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

                 (g) Continued Service as an Employee. If a Participant ceases to serve as a director and, immediately thereafter, is employed by the Company or any subsidiary, then such Participant will not be deemed to have ceased to serve as a director, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a director for purposes of the Plan; provided, however, that such former director will not be deemed to be an eligible non-employee director for purposes of Section 5.

                 (h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

                 (i) Limitation. A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of the Deferral Account, and neither the Company, the Board, nor the Administrator shall be liable or responsible therefor.

                 (j) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

                 (k) Severability. In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

                 (l) Status. The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title, or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any Trust.

                 (m) Nonexclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as creating any limitation on the power of the Board to adopt such other compensatory arrangements for directors as it may deem desirable.

                 (n) Effective Date. The Retirement Plan was adopted by the Board and became effective on the Effective Date. The Plan is effective as of February 7, 1997.

                                                                       EXHIBIT A

             =================================================

                       PRESENT VALUE OF ACCRUED BENEFITS
             -------------------------------------------------

                       NAME                    PRESENT VALUE
             =================================================
               Leo Benatar                       $  18,153
             -------------------------------------------------
               Robert Falise                        90,252
             -------------------------------------------------
               Todd Goodwin                        110,401
             -------------------------------------------------
               Michael Hammes                       83,018
             -------------------------------------------------
               John Hanson                          83,018
             -------------------------------------------------
               Kathryn Harrigan                     41,479
             -------------------------------------------------
               Louis Klein                          91,253
             -------------------------------------------------
               Frank Macchiarola                    18,259
             -------------------------------------------------
               Christian Markey                    121,331
             -------------------------------------------------
               William Mayer                        18,368
             =================================================

                        TOTAL                     $675,532
             =================================================